Exhibit 99.1

Surrozen Provides Fourth Quarter and Full Year 2024 Financial Results and Business Updates

SOUTH SAN FRANCISCO, Calif., March 31, 2025 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, with a focus on severe eye diseases, today provided fourth quarter and full year 2024 financial results and business updates.

Research and Development Pipeline Highlights

The company prioritized its ophthalmology pipeline programs that have the potential to provide new or improved treatment options in multiple severe and disabling eye diseases. Surrozen will focus its Wnt biology expertise and Wnt signal modulation antibody technologies on its ophthalmology programs including development of new treatment options for retinopathies.

Other Business Highlights

The company also completed the first closing of a two-tranche financing of $175 in aggregate gross proceeds which funds multiple ophthalmology programs through Phase 1 safety, tolerability and efficacy studies.

“In 2024, we continued to leverage our research capabilities and significant expertise in antibody engineering technologies focused on Wnt signal modulation. We received notification that Boehringer planned to further develop SZN-413 to advance the compound and prepare it for clinical testing, nominated a portfolio of novel preclinical ophthalmology candidates for severe eye diseases and completed a research collaboration with TCGFB to utilize Surrozen’s antibody developments capabilities and expertise to discover antibodies targeting TGF-β” said Craig Parker, President and Chief Executive Officer of Surrozen. “More recently, we were pleased to announce a private financing to advance our novel ophthalmology-focused pipeline toward the clinic”

Financial Results for the Fourth Quarter and Full Year 2024

Cash Position: Cash and cash equivalents were $34.6 million as of December 31, 2024, compared to $31.0 million as of September 30, 2024, and $36.0 million as of December 31, 2023. In addition, Surrozen received gross proceeds of approximately $76.4 million upon closing of the financing in March 2025.

Collaboration and License Revenue: Collaboration and license revenue for the fourth quarter and full year ended December 31, 2024 was zero and $10.0 million, respectively, as compared to zero for the same periods in 2023. The increase was due to the recognition of a milestone achieved under the collaboration and license agreement with BI in September 2024.

Research Service Revenue – Related Party: Research service revenue – related party for the fourth quarter and full year ended December 31, 2024 was both $0.7 million, compared to zero for the same periods in 2023. The increase was related to the research service provided to TCGFB, Inc. in 2024 under the research collaboration agreement.

Research and Development Expenses: Research and development expenses for the fourth quarter and full year ended December 31, 2024 were $5.4 million and $21.1 million, respectively, as compared to $6.1 million and $27.2 million for the same periods in 2023. The decrease was primarily due to the restructuring executed in 2023 to prioritize and focus our resources on clinical stage programs, as well as the discontinuation of the clinical development of SZN-1326. Research and development expenses include non-cash stock-based compensation expenses of $0.2 million and $1.2 million for the fourth quarter and full year ended December 31, 2024, as compared to $0.4 million and $1.3 million for the same periods in 2023.

General and Administrative Expenses: General and administrative expenses for the fourth quarter and full year ended December 31, 2024 were $3.9 million and $15.1 million, respectively, as compared to $3.6 million and $15.8 million for the same periods in 2023. The variance was primarily due to the restructuring executed in 2023. General and administrative expenses include non-cash stock-based compensation expenses of $0.7 million and $2.9 million for the fourth quarter and full year ended December 31, 2024, as compared to $0.8 million and $3.1 million for the same periods in 2023.

Restructuring: Restructuring charges for the fourth quarter and full year ended December 31, 2024 were both zero, as compared to $40,000 and $2.8 million for the same periods in 2023. The decrease was attributable to a restructuring plan implemented and completed in 2023.

Interest Income: Interest income for the fourth quarter and full year ended December 31, 2024 was $0.4 million and $1.7 million, respectively, as compared to $0.5 million and $2.3 million for the same periods in 2023. The decrease was primarily related to the decrease in our cash and cash equivalents.

Loss on Issuance of Common Stock, Pre-Funded Warrants and Warrants: Loss on issuance of common stock, pre-funded warrants and warrants for the fourth quarter and full year ended December 31, 2024 was zero and $20.4 million, respectively, as compared to zero for the same periods in 2023. The increase was due to the fair value of pre-funded warrants and warrants issued greater than the proceeds received in a private placement closed in April 2024.

Other (Expense) Income, Net: Other (expense) income, net for the fourth quarter and full year ended December 31, 2024 was a net other expense of $19.8 million and $19.3 million, respectively, as compared to a net other income of $0.3 million and $0.4 million for the same periods in 2023. The variance was primarily related to the non-cash change in fair value of warrant liabilities.

Net Loss: Net loss for the fourth quarter and full year ended December 31, 2024 was $28.0 million and $63.6 million, respectively, as compared to $8.9 million and $43.0 million for the same periods in 2023.

About Ophthalmology Portfolio

About SZN-8141 for retinal diseases

SZN-8141 combines Frizzled 4 (Fzd4) agonism and Vascular Endothelial Growth Factor (VEGF) antagonism which has the potential to provide benefits over treatment with single agents for Diabetic Macular Edema (DME) and neovascular Age Related Macular Degeneration (wet AMD). The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF monotherapies. In addition, Fzd4 monotherapy has demonstrated proof of concept in clinical trials. We believe SZN-8141 has the potential to treat multiple retinopathy indications and be differentiated from existing therapies. Data generated in preclinical models of retinopathy demonstrated that SZN-8141 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About SZN-8143 for retinal diseases

SZN-8143 combines Fzd4 agonism, VEGF antagonism, and interleukin-6 (IL-6) antagonism which may have benefits over single agents for treatment of DME/wet AMD/uveitic macular edema (UME). The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF monotherapies. In addition, Fzd4 monotherapy has demonstrated proof of concept in clinical trials. We believe SZN-8143 has the potential to treat multiple retinopathy indications and be differentiated from existing therapies. Data generated in preclinical models of retinopathy demonstrated that SZN-8143 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About SZN-413 for Retinal Diseases

SZN-413 is a bi-specific antibody targeting Fzd4-mediated Wnt signaling designed using Surrozen’s SWAP™ technology. It is currently being developed for the treatment of retinal vascular-associated diseases. Data generated by Surrozen with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 could potently stimulate Wnt signaling in the eye, induce normal retinal vessel regrowth, suppress pathological vessel growth and reduce vascular leakage. This novel approach could thus potentially allow for regeneration of healthy eye tissue, not only halting retinopathy, but possibly allowing for a full reversal of the patient’s disease.

About Surrozen

Surrozen is a biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with a current focus in ophthalmology.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates (including anticipated clinical development plans and timelines, the availability of data, the potential for such product candidates to be used to treat human disease, as well as the potential benefits of such product candidates), the Company’s partnership with Boehringer Ingelheim, including the potential for future success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales and the potential of TGF-β to be a novel, first-in-class therapeutic to treat the pathology of Idiopathic Pulmonary Fibrosis. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to its product candidates and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for Sits product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that

Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor/Media Contact:

Email: Investorinfo@surrozen.com

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SURROZEN, INC.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2024	2023
Collaboration and license revenue	$10,000	$—
Research service revenue — related party	655	—
Total revenue	10,655	—

Operating expenses:
Research and development	21,132	27,230
General and administrative	15,062	15,798
Restructuring	—	2,752
Total operating expenses	36,194	45,780
Loss from operations	(25,539)	(45,780)
Interest income	1,693	2,340
Loss on issuance of common stock, pre-funded warrants and warrants	(20,397)	—
Other (expense) income, net	(19,321)	398
Net loss	$(63,564)	$(43,042)

Net loss per share attributable to common stockholders, basic and diluted	$(21.67)	$(21.33)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	2,933	2,018

SURROZEN, INC.

Consolidated Balance Sheets

(In thousands)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$34,565	$36,043
Accounts receivable	2,039	2,152
Accounts receivable - related party	502	—
Prepaid expenses and other current assets	1,826	2,937
Total current assets	38,932	41,132

Property and equipment, net	562	1,969
Operating lease right-of-use assets	7,801	1,889
Restricted cash	688	688
Warrant asset	153	—
Other assets	331	402
Total assets	$48,467	$46,080

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$306	$525
Accrued and other liabilities	5,180	4,126
Lease liabilities, current portion	1,829	2,497
Total current liabilities	7,315	7,148

Lease liabilities, noncurrent portion	6,640	882
Warrant liabilities	55,892	115
Total liabilities	69,847	8,145

Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in-capital	263,879	259,630
Accumulated deficit	(285,259)	(221,695)
Total stockholders’ (deficit) equity	(21,380)	37,935
Total liabilities and stockholders’ (deficit) equity	$48,467	$46,080